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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                                 TENGASCO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   88033R 304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 7, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88033R 304

-------------------------------------------------------------------------------------------------------

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).
             Bill LeBold Harbert

-------------------------------------------------------------------------------------------------------

       2.    Check the Appropriate Box if a Member of a Group (See Instructions):

             (a)       N/A

             (b)

-------------------------------------------------------------------------------------------------------

       3.    SEC Use Only

-------------------------------------------------------------------------------------------------------

       4.    Citizenship or Place of Organization: United States

-------------------------------------------------------------------------------------------------------

                       5.   Sole Voting Power: 716,429(1)
Number of
Shares                 --------------------------------------------------------------------------------
Beneficially
Owned by               6.   Shared Voting Power: 0
Each Reporting
Person With            --------------------------------------------------------------------------------

                       7.   Sole Dispositive Power: 716,429(1)

                       --------------------------------------------------------------------------------

                       8.   Shared Dispositive Power: 0

-------------------------------------------------------------------------------------------------------

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person: 716,429(1)

-------------------------------------------------------------------------------------------------------

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): N/A

-------------------------------------------------------------------------------------------------------

       11.   Percent of Class Represented by Amount in Row (11): 7.8%

-------------------------------------------------------------------------------------------------------

       12.   Type of Reporting Person (See Instructions): IN

-------------------------------------------------------------------------------------------------------

---------------
(1) Includes 71,429 shares of Common Stock issuable upon conversion of convertible preferred stock.

ITEM 1.

         (a)      Name of Issuer: TENGASCO, INC.

         (b) Address of Issuer's Principal Executive Offices: 603 Main Avenue, Suite 500, Knoxville, TN 37902

ITEM 2.

         (a)      Name of Person Filing: Bill LeBold Harbert

         (b)      Address of Principal Business Office or, if none, Residence:
                  820 Shades Creek Parkway, Birmingham, AL 35209

         (c)      Citizenship: United States

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 88033R 304

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

         (a)      [ ]      Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).

         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).

         (c)      [ ]      Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

         (d)      [ ]      Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)      [ ]      An investment adviser in accordance with
                           ss.240.13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in
                           accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h)      [ ]      A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ]      Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:  716,429(1)

         (b)      Percent of class: 7.8%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 716,429(1)

                  (ii)     Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 716,429(1)

                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP. N/A

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 7, 2000
                                                    Date


                                           /s/ Bill LeBold Harbert
                                           -----------------------
                                                  Signature


                                             Bill LeBold Harbert
                                           -----------------------
                                                    Name

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)